EXHIBIT 99.1
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METROMEDIA INTERNATIONAL GROUP, INC.

FOR IMMEDIATE RELEASE

                      METROMEDIA INTERNATIONAL GROUP, INC.
                  ANNOUNCES DEVELOPMENT IN ITS PROPOSED MERGER


CHARLOTTE, NORTH CAROLINA, DECEMBER 8, 2004 -- Metromedia International Group, Inc. (the "Company" or "MIG") (currently traded as: OTCBB: MTRME - Common Stock and PINK SHEETS: MTRMP - Preferred Stock), the owner of interests in various communications and media businesses in Russia and the Republic of Georgia, today announced that it has agreed to pay certain legal expenses, subject to a cap, incurred by an ad hoc group of holders of the Company's preferred stock. This group purports to own approximately 71% of the outstanding shares of preferred stock and the Company anticipates undertaking discussions with the group concerning the allocation of consideration that would be paid to the holders of the Company's preferred and common stock if the previously announced proposed merger of the Company is consummated.

As previously announced, the non-binding letter of intent the Company has executed in respect of the proposed merger assigns an aggregate preliminary enterprise value to the Company of $300 million. Of this amount, approximately $152.0 million would be allocated to retirement, following the closing of the proposed merger, of the Company's outstanding 10 1/2% Senior Discount Notes due 2007 (the "Senior Notes"). An additional amount, estimated to be in the range of approximately $11.7 million to $16.5 million, would be used to fulfill certain existing obligations to the Company's senior executives. The contractual arrangements reflecting these obligations are currently being finalized between the Company's Board of Directors and the respective senior executives. The remainder would be allocated between the holders of the Company's preferred and common stock in a manner to be determined by the Company's Board of Directors prior to the execution of a definitive merger agreement.

Although no such determination of allocation has yet been made, the Company's Board of Directors expects to consider in connection with this matter, among other things and without limitation, the historical trading price of the preferred stock and the common stock, the fact that a merger of the Company is not a liquidation pursuant to the terms of the Company's preferred stock, the net present value of funds that the Company estimates would be available for distribution to the holders of preferred stock and common stock if the Company were liquidated in September 2007 (the maturity date of the Senior Notes), certain prior transactions, the perpetual nature of the Company's preferred stock, the fact that an affirmative vote of the holders of a majority of the Company's common stock is required to approve the proposed merger and the fact that no vote by holders of the Company's preferred stock is required in connection with the merger.

There can be no assurances that the proposed merger will take place nor can any assurance be given with respect to the timing or terms of any such transaction. There can also be no assurances concerning the arrangement, content or outcomes of any discussions that may be held with the aforementioned ad hoc group of preferred stockholders or any other stakeholder group. Details of the terms of a final agreement, if any, reached between the Company and the other parties to the proposed merger will be disclosed upon signing of definitive agreements. Details of contractual commitments to the Company's senior executives will be disclosed when finalized. The letter of intent the Company has executed in respect of the proposed merger is non-binding.

ABOUT METROMEDIA INTERNATIONAL GROUP

Through its wholly owned subsidiaries, the Company owns interests in communications businesses in Russia and the Republic of Georgia. Since the first quarter of 2003, the Company has focused its principal attentions on the continued development of its core telephony businesses, and has substantially completed a program of gradual

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METROMEDIA INTERNATIONAL - NOTICE FROM TRUSTEE OF SENIOR NOTES            Page 2


divestiture of its non-core cable television and radio broadcast businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in the Republic of Georgia.

THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING IN PARTICULAR THOSE REGARDING THE COMPANY'S ABILITY TO REACH AN AGREEMENT WITH THE HOLDERS OF THE COMPANY'S PREFERRED STOCK REGARDING THE ALLOCATION OF CONSIDERATION BETWEEN THE COMPANY'S PREFERRED AND COMMON STOCK UPON CONSUMMATION OF THE PROPOSED MERGER WITH THE INVESTOR GROUP AND THE COMPANY'S ABILITY TO CONSUMMATE THE PROPOSED MERGER WITH THE INVESTOR GROUP. VARIOUS OTHER FACTORS BEYOND THE COMPANY'S CONTROL COULD CAUSE OR CONTRIBUTE TO SUCH RISKS AND UNCERTAINTIES. THIS ALSO INCLUDES SUCH FACTORS AS ARE DESCRIBED FROM TIME TO TIME IN THE SEC REPORTS FILED BY THE COMPANY, INCLUDING THE CURRENT ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003, THE COMPANY'S FORM 10-Q FOR THE FISCAL QUARTERS ENDED MARCH 31, 2004, JUNE 30, 2004 AND SEPTEMBER 30, 2004 AND ITS MOST RECENTLY FILED FORM 8-K REPORTS (DATED APRIL 5, 2004, APRIL 26, 2004, MAY 7, 2004, MAY 18, 2004, JUNE 25, 2004,
JULY 9, 2004, JULY 14, 2004, JULY 26, 2004, AUGUST 4, 2004, OCTOBER 19, 2004,
NOVEMBER 4, 2004, NOVEMBER 16, 2004 AND NOVEMBER 22, 2004). THE COMPANY IS NOT UNDER, AND EXPRESSLY DISCLAIMS ANY, OBLIGATION TO UPDATE THE INFORMATION IN THIS NEWS RELEASE FOR ANY FUTURE EVENTS, INCLUDING CHANGES IN ITS CASH BALANCES OR OTHER EVENTS AFFECTING LIQUIDITY.

Please visit our website at www.metromedia-group.com.
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For more Information please contact:

METROMEDIA INTERNATIONAL GROUP, INC.

Ernie Pyle
Executive Vice President Finance,
Chief Financial Officer and Treasurer

(704) 321-7383
investorrelations@mmgroup.com
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